EXHIBIT 16.1

Pritchett, Siler & Hardy PC

Farmington, Utah

July 13, 2016

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Jubilant Flame International, LTD (the "Company") Form 8-K dated July 13, 2016, and are in agreement with the statements relating only to Pritchett, Siler & Hardy PC contained therein.

We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ Pritchett, Siler & Hardy P.C.

Pritchett, Siler & Hardy PC